EXHIBIT NO. 10.20

CONSULTANT AGREEMENT

This Agreement is made on the date last signed below by and between Gerber Scientific, Inc., a Connecticut corporation, ("Company"), and Richard F. Treacy, Jr. ("Consultant').

In consideration of the mutual promises and other good and valuable consideration as set forth in this Agreement and otherwise, the parties do hereby agree to the following:

TERMS AND CONDITIONS

I. SERVICES

Company hereby retains and Consultant hereby agrees, during the duration of this Agreement, to be available to answer questions and provide such other advice as the Company may request with respect to particular subject matters known to Consultant as a result of his prior service to the Company. During the term, Consultant shall remain available to the Company for up to ten (10) days per month, computed in one half day segments, for specific assignments hereunder at the direction of the CEO or CFO of the Company. Consultant may at any time request Company to clarify or define, in writing, the nature or scope of any assignment given to Consultant under this Agreement. Time not used by the Company in any single month for consulting services shall be forfeited but time used in any single month in excess of the above shall be carried over to subsequent months during the term.

2. TERM

The term of this agreement shall be eighteen (18) months commencing on October 1, 2003, and is not subject to earlier termination or cancellation except in accordance Section 10, below.

3. COMPENSATION

  The compensation payable to Consultant for the entire term shall be Eight Thousand Eight Hundred Dollars ($8,800.00) per month payable at the Company's option in either: a.) thirty-nine (39) bi-weekly installments commencing on or about October 1, 2003; or b.) seventy-eight (78) weekly installments commencing on or about October 1, 2003; or any combination of a.) or b.) such that Consultant receives his full eighteen (18) months of compensation, except and unless the term of this agreement is cancelled in accordance with Section 10. below. Consultant acknowledges, and the Company agrees, that all payments hereunder shall be subject to withholding and other related taxes, but such withholding or tax payments shall not for any purpose deem the Consultant to be an employee of the Company.
  Company shall reimburse Consultant for all reasonable out-of-pocket travel expenses from wherever Consultant's principal residence shall be located and other expenses incurred by Consultant with respect to the consulting services, provided Consultant shall substantiate such expenses by appropriate receipts and shall submit them in accordance with Company's then current standard expense accounting procedures.
  Upon request of the Company, Consultant agrees to submit written statements of all time expended with respect the consulting services rendered under this Agreement.

4. INDEPENDENT CONTRACTOR

Consultant acknowledges that Consultant is an independent contractor to Company and not an employee, agent, partner or joint venturer by or with Company, whether under the terms of this Agreement or otherwise. Consultant further acknowledges that the services provided under this Agreement will not give Consultant any rights to participate in any employee benefit plan or program of the Company. As an independent contractor, Consultant is and shall be responsible:
  For all applicable taxes with respect to compensation paid hereunder beyond all amounts withheld by the Company per item 3a above;
  For expenses incurred by Consultant in the performance of services as a Consultant except for those specified in Section 3 b., above;
  To procure and maintain Consultant's own health, life, liability and other insurance (except as agreed with the Company by letter of June 18, 2003).

5. NO AUTHORITY

As an independent contractor, Consultant shall have no authority to enter into any agreement or incur any obligation on behalf of Company without prior written approval from Company. Consultant shall not use the name or any trademarks or logos associated with Company in the operation of any business of Consultant and shall not suggest in advertising or otherwise, that Consultant is a representative, employee or agent of Company.

6. COMPLIANCE WITH LAWS

Consultant shall be solely responsible for compliance with all federal, state and municipal laws, regulations and ordinances, and for obtaining all necessary permits and licenses in connection with the performance of consulting services for Company pursuant to this Agreement.
  NON-COMPETITION

  Consultant agrees that for the term hereof, Consultant shall not within the United States or in any country where the Company or any of its subsidiaries or affiliates maintains sales or service activities, directly or indirectly, (1) compete, or be engaged in activities in preparation to compete, with the businesses of the Company or any of its subsidiaries or affiliates, (2) render services to or for any person or organization which manufactures or sells products or services in competition with the businesses of the Company or any of its subsidiaries or affiliates whether as an employee, agent, independent contractor or consultant, and (3) take any unauthorized actions which could be detrimental to the Company, its subsidiaries and affiliates or its stockholders.

  CONFIDENTIAL INFORMATION

  All information obtained by Consultant as a result of performing consulting services for the Company shall remain the property of the Company and shall not be disclosed to third parties without the Company's prior written consent or pursuant to lawful process. In the event Consultant is contacted by, or receives legal process from, a third party that Consultant reasonably believes may concern confidential information of the Company, Consultant shall promptly notify the Company.

  ASSIGNMENT/DISABILITY/PAYMENT IN THE EVENT OF DEATH OR EMPLOYMENT

  Company may not assign this Agreement without Consultant's prior written consent except that no such consent shall be required for an assignment by Company to any other organization substantially controlled by Gerber Scientific, Inc. or to any organization which is the successor in interest to the business of Company. Consultant may not assign this agreement without the prior written consent of the Company and any assignment without such consent shall be void. In the event of Consultant's death during the term hereof, all the remaining unpaid fees due, or to become due, to Consultant hereunder for the remainder of the term shall be paid and payable to his estate. In the event, during the term of this Agreement, Consultant becomes disabled and is unable to perform services hereunder, Consultant's performance hereunder shall be excused for the period of disability but payments due hereunder shall continue to be paid by Company to Consultant during such disability and thereafter in accordance herewith. During the term hereof, in the event Consultant accepts employment with a third party, other than a competitor of the Company, Company shall pay to Consultant, in a lump sum, fifty percent (50%) of all the remaining unpaid fees due or to become due Consultant hereunder for the remainder of the term and fifty percent (50%) of all remaining salary continuation payments which may be due but remain unpaid under the letter agreement of June 18, 2003 at which time this agreement shall terminate. In the event, during the term hereof, Consultant becomes an employee of a competitor or is otherwise in violation of Section 7 hereof regarding Non-Competition, this agreement shall thereupon cease and be of no further force and effect thereafter and, in addition, Company shall be relieved of any further obligations to make any future salary continuation or bonus payments under the terms of the letter agreement of June 18, 2003.

  TERMINATION/DEFAULT

  This agreement may be terminated by Consultant at any time for any reason on ten (10) days prior written notice to Company at which time all future payments due Consultant hereunder or under the letter agreement of June 18, 2003 shall cease except for any payment due Consultant as provided in Section 9, above, relating to full time employment. The Company may terminate this agreement only on default of Consultant with respect to the performance of any term or condition of this Agreement and the Company agrees that no such default shall occur unless Consultant has been provided with written notice specifying such default and at least ten (10) days' opportunity to cure such default.

  INSURANCE

For the term hereof, Company shall endeavor to include Consultant in its current and future insurance policy applicable to so-called Employed Lawyers provided, however, that such insurance coverage does not materially increase the Company's insurance premiums therefor.

12. OTHER

a. Governing Law: This agreement shall be governed by the laws of the State of Connecticut without regard to the principles of conflicts of laws. Any controversy or claim arising out of or relating to this Agreement or its breach shall be resolved by the Superior Court of Connecticut, Hartford Judicial District or, if applicable, by the United States District Court for the District of Connecticut.

b. Amendment: This Agreement may not be amended or modified in any way except in a writing signed by both Consultant and Company.

C. Enforceability: The provisions of this Agreement shall be enforceable notwithstanding the existence of any claim or cause of action of the Consultant against the Company, whether predicated on this Agreement or otherwise.

d. Validity: In the event that any provision of this Agreement is found to be illegal or unenforceable, in whole or in part, the remaining provisions (or parts of provisions) shall be valid and enforceable in accordance with their terms.

e. Notice: Any notice to be given under this Agreement shall be sufficient if it is in writing and is sent by certified or registered mail to the Consultant at the Consultant's address that appears on the books and records of the Company, or to the Company at its principal office, attention of the President, or otherwise as directed by the Company, from time to time.

f. Entire Agreement: This Agreement, together with the letter agreement of June 18, 2003, shall constitute the entire agreement and understanding of Consultant and Company with respect to all subject matters relating in any way to services of Consultant to Company and shall specifically supersede any and all other previous agreements, verbal or otherwise, between the parties relating in any way to past, present or future services of Consultant to Company.

Agreed to by the parties on the date indicated below.

CONSULTANT	COMPANY

/s/ Richard F. Treacy, Jr.___	/s/ Marc T. Giles___
Name: Richard F. Treacy, Jr.	Name: Marc T. Giles
Title: President, CEO

Date: June 18, 2003	Date: June 18, 2003